SPICER JEFFRIES LLP
Certified Public Accountants
4601 DTC BOULEVARD • SUITE 700
DENVER, COLORADO 80237
TELEPHONE: (303) 753-1959
FAX: (303) 753-0338
www.spicerjeffries.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We hereby consent, in the Prospectus and the Statement of Additional Information of Relative Sentiment Tactical Allocation ETF (a “Fund”) the use of our report dated May 30, 2023 relating to our audit of the financial highlights for the period from May 19, 2022 (commencement of operations) through March 31, 2023 and to the reference to our Firm, the Prior Firm, the Trust’s “independent registered public accounting firm”.

Denver, Colorado
March 13, 2024